EXHIBIT 3.1

ARTICLES OF INCORPORATION
OF
SOLAR ENERGY TOWERS, INC.

The undersigned hereby executes the following Articles of Incorporation for the purpose of forming a corporation under the Washington Business Corporation Act, Revised Code of Washington 23B (the “Act”).

ARTICLE I
Name

The name of the corporation (the “Corporation”) is Solar Energy Towers, Inc.

ARTICLE II
Duration

The Corporation shall have perpetual existence.

ARTICLE III
Purpose and Powers

The purpose and powers of the Corporation are as follows:

3.1 To engage in any lawful business.

3.2 To engage in any and all activities that, in the judgment of the Board of Directors, may at any time be incidental or conductive to the attainment of the foregoing purpose.

3.3 To exercise any and all powers that a corporation formed under the Act, or any amendment thereto or substitute therefore is entitled at the time to exercise.

ARTICLE IV
Authorized Shares

4.1 The Corporation shall have authority to issue a total of 300,000,000 shares of common stock, no par value per share, and 25,000,000 shares of preferred stock (“Preferred Stock”), no par value per share, and more particularly described in paragraphs 4.2 and 4.3 below. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 100,000 shares.

4.2 Subject to Section 4.3 of this Article IV, the Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and these Articles of Incorporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for its issuance, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine, subject to the provisions hereof, the rights and preferences of the shares of any series so established. Unless otherwise provided in the resolution establishing a series of shares of Preferred Stock, prior to the issuance of any shares of a series so established or to be established, the Board of Directors may by resolution amend the relative rights and preferences of the shares of such series, and, after the issuance of such shares of a series whose number has been designated by the Board of Directors, the resolution establishing the series may be amended by the Board of Directors to decrease (but not below the number of shares of such a series then outstanding) the number of shares of that series.

4.3 Series A Preferred Stock. The holders of the Series A Preferred Stock shall have the same rights, terms and preferences as the holders of common stock, and in addition thereto, the holders of the Series A Preferred Stock shall have the following rights:

(a) Right to Convert.

(1)   Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one (1) fully paid and nonassessable share of common stock.

(2)  Mechanics of Conversion. No fractional shares of common stock shall be issued upon conversion of Preferred Stock. In lieu of any ‘fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of common stock as determined by the Board of Directors. For such purpose, all shares of Series A Preferred Stock held by each holder of Series A Preferred Stock shall be aggregated, and any resulting fractional share of common stock shall be paid in cash. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of common stock, and to receive certificates therefor, such holder shall (A) either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and (B) shall give written notice to the Corporation at its principal corporate office that such holder elects to convert such shares. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of common stock to which such holder shall be entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date on which the requirements of the fourth sentence of this paragraph have been satisfied with respect to the shares of such Preferred Stock to be converted, and the person or persons entitled to receive the shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of common stock as of such date.

(3) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Restated Articles.

(b) Voting Rights.

(1) Generally. Except as expressly provided by these Articles or as required by law, the holders of common stock and the Series A Preferred Stock shall vote together as a single class on all matters to be voted upon by shareholders, whether at a meeting or by written consent. Each holder of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Series A Preferred Stock could then be converted and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(2) Voting for Election of Directors. The authorized number of directors constituting the Board of Directors, and the manner in which such directors are to be elected, shall be as set forth in the Corporation’s Bylaws and in any voting or other agreement that may be entered into among the shareholders concerning the election of directors, provided, however, that so long as any shares of Series A Preferred Stock remain outstanding, the directors of the Corporation shall be elected as follows:

(A) the holders of a majority of the shares of Series A Preferred Stock represented at a duly called special or annual meeting of such shareholders or by an action by written consent for that purpose shall be entitled to elect three (3) directors (the “Series A Directors”); and

(B) the holders of a majority of the shares of common stock represented at a duly called special or annual meeting of such shareholders or by an action by written consent for that purpose shall be entitled to elect two (2) directors. Any remaining members of the Board of Directors shall be elected by the holders of the outstanding common stock and Preferred Stock acting together as a single class on an as converted to common stock basis.

(c) Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

(1) amend these Articles or the Corporation’s Bylaws;

(2) change or modify the rights, preferences or other terms of the Series A Preferred Stock, or increase or decrease the number of authorized shares of Series A Preferred Stock;

(3) reclassify or recapitalize any outstanding equity securities, or authorize or issue, or undertake an obligation to authorize or issue, any equity securities (or any debt securities convertible into or exercisable for any equity securities) having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock;

(4) authorize or effect any transaction constituting a Liquidation Event (as defined in this subparagraph) under these Articles, or any other merger or consolidation of the Corporation. For purposes of these Articles, a “Deemed Liquidation” shall mean: (A) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation’s assets (including an irrevocable or exclusive license with respect to all or substantially all of the Corporation’s intellectual property); (B) the consummation of a merger, share exchange or consolidation with or into any other corporation, limited liability company or other entity (except one in which the holders of capital stock of the Corporation as constituted immediately prior to such merger, share exchange or consolidation continue to hold at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity (or its parent entity)), (C) authorize or effect any transaction liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, provided, however, that none of the following shall be considered a Deemed Liquidation: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation, or (ii) a transaction or other event deemed to be exempt from the definition of a Deemed Liquidation by the holders of at least a majority of the then outstanding Series A Preferred Stock;

(5) increase or decrease the size of the Board of Directors as provided in the Bylaws of the Corporation or remove any of the Series A Directors (unless approved by the Board of Directors including the Series A Directors);

(6) declare or pay any dividends or make any other distribution with respect to any class or series of capital stock (unless approved by the Board of Directors including the Series A Directors);

(7) redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of common stock from employees, consultants or other service providers pursuant to agreements approved by the Board of Directors under which the Corporation has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by the Board of Directors including the Series A Directors);

(8) amend any stock option plan of the Corporation, if any (other than amendments that do not require approval of the stockholders under the terms of the plan or applicable law) or approve any new equity incentive plan;

(9) replace the President and/or Chief Executive Officer of the Corporation (unless approved by the Board of Directors including the Series A Directors); or

(10) transfer assets to any subsidiary or other affiliated entity.

ARTICLE V
Preemptive Rights

Shareholders of the Corporation shall not be entitled to preemptive rights to subscribe for or purchase any part of new or additional issues of shares of stock or securities convertible into shares of stock of any class whatsoever, whether now or hereafter authorized, and whether issued for cash, property, services, by way of distributions, or otherwise.

ARTICLE VI
No Cumulative Voting

There shall be no cumulative voting of the shares in the Corporation.

ARTICLE VII
Shareholder Action Without a Meeting

Until such date that a class of the Corporation’s shares are registered pursuant to Section 12 or Section 15 under the Securities Exchange Act of 1934, as amended, action required or permitted to be taken at a shareholders’ meeting may be taken by written consent in lieu of a meeting or a vote if either (a) the action is taken by all shareholders entitled to vote on the action, or (b) the action is taken by shareholders holding of record or otherwise entitled to vote in the aggregate no less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitles to vote on the action were present and voted. Notice of the taking of action by shareholders without a meeting by less than unanimous written consent of all shareholders entitled to vote on the action shall be given to those shareholders entitled to vote on the action who have not consented in writing and, if the Washington Business Corporation Act would otherwise require that notice of a meeting of shareholders to consider the action be given to nonvoting shareholders (if any), to all nonvoting shareholders of the Corporation. Such notice shall be in writing, shall describe with reasonable clarity the general nature of the action, and shall contain or be accompanied by the same material that, under the Washington Business Corporation Act, would have been required to be sent to nonconsenting or nonvoting shareholders in a notice of meeting at which the proposed action would have been submitted for shareholder action. Such notice shall be given as follows: (i) if mailed, by deposit in the U.S. mail at least forty-eight (48) hours prior to the specified effective time of such actions, with first-class postage thereon prepaid, correctly addressed to each shareholder entitled thereto at the shareholder’s address as it appears on the current record of shareholders of the Corporation; or (ii) if delivered by personal delivery, by courier service, by wire or wireless equipment, by telegraphic or other facsimile transmission, or by any other electronic means which transmits a facsimile of such communication correctly addressed to each shareholder entitled thereto at the shareholder’s physical address, e-mail address or facsimile number, as it appears on the current record of shareholders of the Corporation, at least twenty-four (24) hours prior to the specified effective time of such action.

ARTICLE VIII
Shareholder Voting Requirements for Certain Transactions

To be adopted by the shareholders, (i) an amendment of the Articles of Incorporation; (ii) a plan of merger or share exchange; (iii) a sale, lease, exchange, or other disposition of all, or substantially all, of the Corporation’s assets, other than in the usual and regular course of business; or (iv) a dissolution of the Corporation, must be approved by each voting group of shareholders entitled to vote thereon by a majority of all the votes entitled to be cast by that voting group.

ARTICLE IX
Limitation of Liability of Directors

The personal liability of a director or the directors to the Corporation or its shareholders for monetary damages is hereby eliminated for any conduct as a director except acts or omissions that involve intentional misconduct or a knowing violation of law by a director, for conduct violating RCW 23B.08.310, or for any transaction from which a director will personally receive a benefit in money, property, or services to which a director is not legally entitled.

If the Washington Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

ARTICLE X
Indemnification

10.1 The Corporation shall indemnify each officer and each director that is or may become a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal. The Corporation shall, upon the request of such officer or director, advance or reimburse expenses incurred in a proceeding, provided, however, that no such indemnity shall indemnify any director from or on account of:

(i) Acts or omissions of the officer or director finally adjudged to be intentional misconduct or a knowing violation of law;

(ii) Conduct of the officer or director finally adjudged to be a unlawful distribution under RCW 23B.08.310; or

(iii) Any transaction with respect to which it was finally adjudged that such officer or director personally received a benefit in money, property, or services to which the officer or director was not legally entitled.

10.2 If, after this Article becomes effective, the Act is amended to authorize further indemnification of directors or officers, then directors and officers of the Corporation shall be indemnified to the fullest extent permitted by the Act. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a director or officer of the Corporation for or with respect to any acts or omissions of such director of officer occurring prior to such amendment or repeal.

ARTICLE XI
Transactions with Directors, Officers, and Shareholders

The Corporation may enter into contracts and otherwise transact business as vendor, purchaser, or otherwise, with its directors, officers, and shareholders and with corporations, associations, firms, and entities in which they are or may be or become interested as directors, officers, shareholders, members, or otherwise, as freely as though such adverse interests did not exist, even though the vote, action, or presence of such director, officer, or shareholder may be necessary to obligate the Corporation upon such contracts or transactions. In the absence of knowing fraud, no such contract or transaction shall be avoided and no such director, officer, or shareholder shall be held liable to account to the Corporation, by reason of such adverse interests or by reason of any fiduciary relationship to the Corporation arising out of such office or stock ownership, for any profit or benefit realized by him or her through any such contract or transaction. In the case of directors and officers of the Corporation (but not in the case of shareholders who are not directors or officers), the nature of the interest of such director or officer, though not necessarily the details or extent thereof, shall be disclosed or made known to the Board of Directors of the Corporation at the meeting thereof at which such contract or transaction is authorized or confirmed. A general notice that a director or officer of the Corporation is interested in any Corporation, association, firm, or entity shall be sufficient disclosure as to such director or officer with respect to all contracts and transactions with that Corporation, association, firm, or entity.

ARTICLE XII
Incorporator

The name and address of the incorporator is: Thomas E. Puzzo, 4216 NE 70th St., Seattle, Washington 98115.

ARTICLE XIII
Registered Office and Registered Agent

The address of the registered office of the Corporation is: 1801 West Bay Drive NW, Olympia, Washington 98502 and the name of the registered agent at such address is CT Corporation System

ARTICLE XIV
Directors

The number, qualifications, terms of office, manner of election, time and place of meetings, and powers and duties of the directors shall be prescribed in the Bylaws of the Corporation.

ARTICLE XV
Bylaws

The Board of Directors, by vote of a majority of the whole Board, shall have the power to adopt, make, amend, alter or repeal the Bylaws of the Corporation.

ARTICLE XVI
Revision of the Articles

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred in these Articles of Incorporation on shareholders and directors are subject to this reserved power.

DATED: June 2, 2008

Thomas E. Puzzo, Incorporator